UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )

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Emtec, Inc.

(Name of Registrant as Specified in Its Charter)

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EMTEC, INC.
525 Lincoln Drive West
5 Greentree Center, Suite 117
Marlton, New Jersey 08053

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 29, 2008

Dear Stockholders,

The Annual Meeting of Stockholders of Emtec, Inc. (the “Company”) will be held at The Enterprise Center at BCC, 3331 Route 38, Mt. Laurel, New Jersey 08054, on Tuesday, January 29, 2008, commencing at 10:00 a.m. for the following purposes:

•	To elect one Class B director to the Board of Directors to serve for a term ending at the 2009 Annual Meeting and until his successor has been elected and qualified;
•	To ratify the appointment of McGladrey & Pullen, LLP as our independent registered public accounting firm for the fiscal year ending August 31, 2008; and
•	To attend to any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice. The record date for determining those stockholders, who will be entitled to notice of, and vote at, the Annual Meeting, or any adjournment thereof, is December 26, 2007. The stock transfer books of the Company will not be closed between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company.

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the Annual Meeting, please sign and date the enclosed proxy, which is solicited by us and our Board of Directors, and promptly return it in the pre-addressed envelope provided for that purpose. Any stockholder may revoke his or her proxy at any time before the Annual Meeting by giving written notice to such effect, by submitting a subsequently dated proxy or by attending the Annual Meeting and voting in person.

EMTEC, INC.

By: Sam Bhatt,
Secretary

Marlton, New Jersey
December 28, 2007

EMTEC, INC.
525 Lincoln Drive West
5 Greentree Center, Suite 117
Marlton, New Jersey 08053

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JANUARY 29, 2008

This proxy statement and the accompanying proxy card are being mailed beginning on or about December 28, 2007 to the owners of shares of common stock of Emtec, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held on January 29, 2008, at 10:00 a.m. at The Enterprise Center at BCC, 3331 Route 38, Mt. Laurel, New Jersey 08054 and any adjournment thereof (the “Annual Meeting”) for the purposes set forth in the accompanying Notice of Annual Meeting and as further discussed herein. This proxy procedure is necessary to permit all holders of our common stock, many of whom live throughout the United States and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors (the “Board”) does not know of any business to be presented for consideration at the Annual Meeting or any adjournment thereof other than as stated in the Notice of Annual Meeting.

A copy of the Company’s Annual Report to Stockholders for the fiscal year ended August 31, 2007, accompanies this proxy statement.

QUESTIONS AND ANSWERS

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to assure that your shares will be represented. You may revoke your proxy at any time before it is voted by written notice to the Secretary of the Company by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided. If no directions are given, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than two, to whom you wish to give your proxy.

Q:	WHO IS SOLICITING MY VOTE?
A:	This proxy solicitation is being made on behalf of us and our Board of Directors. Proxies are being solicited by mail, and all expenses of preparing and soliciting such proxies will be paid by us. In addition to the use of mail, proxies may be solicited by our directors, officers and regular employees, without additional compensation, in person or by telephone or other electronic means. We will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of our common stock.
Q:	WHO IS ENTITLED TO VOTE?
A:	Stockholders as of the close of business on December 26, 2007 (the “Record Date”) are entitled to vote at the Annual Meeting. On that date, 14,839,260 shares of our Common Stock were outstanding and eligible to vote. Every holder of Common Stock is entitled to one vote for each share held. A list of stockholders eligible to vote will be available at our principal place of business, 525 Lincoln Drive West, 5 Greentree Center, Suite 117, Marlton, New Jersey, beginning January 2, 2008. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.
Q:	WHO WILL COUNT THE VOTE?
A:	Representatives of our transfer agent, Zions Bank, will count the votes.
Q:	IS MY VOTE CONFIDENTIAL?
A:	Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Zions Bank, and handled in a manner that protects your voting privacy. Your vote will not be disclosed except (1) as needed to permit Zions Bank to tabulate and certify the vote and (2) as required by law. Additionally, all comments written on the proxy card or elsewhere will be forwarded to management. Your identity will be kept confidential unless you ask that your name be disclosed.
Q:	WHAT IS A QUORUM?
A:	A “quorum” is a majority of the outstanding shares of our common stock entitled to vote on December 26, 2007. These shares must be present at the Annual Meeting, in person or by proxy, for the meeting to be held for the transaction of business.

Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	HOW MANY VOTES ARE REQUIRED FOR THE APPROVAL OF THE PROPOSALS?
A:	Assuming a quorum is present, the director will be elected by a plurality of the votes cast at the Annual Meeting. Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of shares present and entitled to vote at the Annual Meeting and voting thereon. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. Broker non-votes are not counted in determining whether the affirmative vote required for the approval of Items 1 and 2 has been cast.

Q:	HOW DOES THE BOARD RECOMMEND I VOTE?
A:	The Board recommends a vote “FOR” the Board nominee (Item 1), and “FOR” the ratification of the Board of Directors’ appointment of McGladrey & Pullen LLP as the independent, registered certified public accountants of the Company for the upcoming year (Item 2).
Q:	WHO CAN ATTEND THE ANNUAL MEETING?
A:	All stockholders as of December 26, 2007, the record date, can attend. If your shares are held through a broker and you would like to attend, please bring a copy of your brokerage account statement or an omnibus proxy (which you can obtain from your broker) to gain entrance to the Annual Meeting.
Q:	HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
A:	We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your signed proxy card gives authority to Dinesh R. Desai, our Chairman, President and Chief Executive Officer, and Stephen C. Donnelly, our Chief Financial Officer, to vote on such matters at their discretion.
Q:	WHO ARE THE LARGEST PRINCIPAL STOCKHOLDERS?
A:	As of December 28, 2007, Mr. Desai owned a total of 7,737,407 shares of our Common Stock (52.14%), 7,022,488 of which are owned through DARR Westwood LLC, in which he is a sole member and 600,000 of which are owned through DARR Emtec LLC, in which he is a member, and Mary Margaret Grabel, spouse of Keith Grabel, President of Sales and Marketing, owned 1,905,622 shares (12.84%).

CORPORATE GOVERNANCE

In accordance with the General Corporation Law of the State of Delaware and our Certificate of Incorporation, as amended and our Amended and Restated Bylaws, our business, property and affairs are managed under the direction of the Board of Directors. The Board delegates the conduct of business to the Company’s senior management team. Although our non-employee directors are not involved in our day-to-day operating details, they are kept informed of our business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by our officers at meetings of the Board of Directors and committees of the Board of Directors.

Board and Committee Meetings

Our Board usually meets four times a year in regularly scheduled meetings. It may meet more often if necessary. During the fiscal year ended August 31, 2007, the board held six meetings. Each director attended all of the meetings. The Chairman usually determines the agenda for the meetings. Board members receive the agenda and supporting information in advance of the meetings. Board members may also raise other matters at the meetings.

We have a Code of Ethics, which was adopted in its current form in July 2004, applicable to all of its employees, including our Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer, as well as the members of our Board. The Code of Ethics seeks to ensure compliance with all applicable laws and to maintain the highest standards of ethical conduct. The Code of Ethics sets out basic principles and methodology to help guide all of our officers, directors and employees in the attainment of this common goal.

Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, in making its nominations, the Board of Directors considers, among other things, an individual’s business experience, industry experience, breadth of knowledge about issues affecting our company, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual.

Any stockholder recommendation of a director candidate should include the candidate’s name, biographical data and a detailed description of the candidate’s qualifications for Board membership, and should be sent to Emtec, Inc., 525 Lincoln Drive West, 5 Greentree Center, Suite 117, Marlton, New Jersey 08053, Attention: Sam Bhatt. Any stockholder recommendations must be submitted in sufficient time for an appropriate evaluation by the Board.

Stockholder Communication with Board Members

We maintain contact information for stockholders, both by telephone and email, on our website at www.emtecinc.com under the heading “About Us — Investor Relations.” By following the link, a stockholder will be given access to our telephone number and mailing address as well as a link for providing email correspondence to Investor Relations. Communications sent to Investor Relations and specifically marked as a communication for our Board will be forwarded to the Board or specific members of the Board as directed in the stockholder communication. In addition, communications received via telephone or mail that are directed to the Board are forwarded to the Board by one of our officers.

Board Member Attendance at Annual Meetings

Our Board of Directors does not have a formal policy regarding attendance of directors at our annual stockholder meetings. All directors attended our 2007 Annual Meeting of Stockholders on January 22, 2007.

Director Independence

The Board of Directors has determined that two of its members, Gregory Chandler and Robert Mannarino, are independent under the listing standards of the National Association of Securities Dealers.

Committees of the Board of Directors

The Board of Directors has established two standing committees.

Audit Committee — assists the Board of Directors in monitoring: (i) the integrity of the consolidated financial statements of the Company; (ii) the Company’s compliance with legal and regulatory requirements related to the financial statements, including the Company’s systems of internal controls regarding finance, accounting, legal compliance and ethics that have been established relating to such financial statements; and (iii) the independence and performance of the Company’s external auditors. In addition, the Audit Committee maintains the sole responsibility to appoint, determine funding for, and oversee the independence and performance of our internal and external auditors and has the authority to engage independent counsel and other advisors to assist in such responsibility. Each of the members of the Audit Committee is independent under the listing standards of the National Association of Securities Dealers and as that term is used in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met six times during 2007. The Audit Committee has adopted a written charter, a copy of which is available on our Internet website at www.emtecinc.com. The current members of the Audit Committee are Mr. Chandler (Chairman) and Mr. Mannarino. The Board has determined that Mr. Chandler is a financial expert, as described in Rule 401(h) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Compensation Committee — reviews and determines compensation arrangements for the President and the other executive officers. The Compensation Committee also administers our equity compensation plans and makes recommendations to the Board of Directors regarding the compensation to be provided to the directors. The Compensation Committee has adopted a written charter, a copy of which is available on our Internet website at www.emtecinc.com. The Compensation Committee held ten meetings during 2007. The current members of the Compensation Committee are Mr. Mannarino (Chairman) and Mr. Chandler. Each member of the Compensation Committee is “independent” as defined under the listing standards of the National Association of Securities Dealers.

Nominating and Corporate Governance — At this time, given that the Board consists of five members, two of whom are “independent” as defined under the listing standards of the National Association of Securities Dealers, the Board has concluded that all members of the Board of Directors should convene for purposes of considering potential candidates to the Board. We expect that the Board will continue to review whether formation of a nominating and governance committee is appropriate.

The Independent Directors will consider director candidates recommended by stockholders. A description of the procedures a stockholder must follow to submit a director candidate and the criteria the Independent Directors will use to evaluate candidates is set forth on page 3 under the subheading “Board and Committee Meetings” and on page 26 under the heading “Stockholder Proposals for the 2009 Annual Meeting.”

ELECTION OF DIRECTORS
ITEM 1 ON PROXY CARD

Our Certificate of Incorporation, as amended and Amended and Restated Bylaws provide that our business will be managed by a Board of Directors. Our Board of Directors currently has five directors, divided into two classes. Four of the directors are Class A directors and one of the directors is Class B director. Each of the Class A directors serves for a term of three years or until his successor is elected and qualified and the Class B director serves for a term of one year or until his successor is elected and qualified.

Director candidates are nominated by the Board of Directors. The Board of Directors did not receive any stockholder recommendations for a director candidate to be considered for election at the Annual Meeting.

At the Annual Meeting, one Class B director is to be elected. Mr. Grabel has consented to being named as nominee for director of the Company and has agreed to serve if elected. We do not anticipate that Mr. Grabel will be unable to stand for election. If that occurred, the Board would designate a substitute. If a substitute were designated, the shares represented by proxy will be voted for the substituted candidate designated by the Board of Directors. You may vote for or withhold from voting on this matter. Assuming a quorum is present, director election is determined by a plurality of the votes cast at the Annual Meeting.

Information about the Nominees

Nominee for election to the Board of Directors, as a Class B director, for a one-year term expiring in 2009.

Keith Grabel	Director since August 5, 2005

Director and President of Sales and Marketing. Since August 2005, Mr. Grabel has served as Director and President of Sales and Marketing of the Company. Mr. Grabel has served as a director of Emtec Federal, Inc. (formerly Westwood Computer Corporation) since 1990 and held the position of President of Emtec Federal from 1994 to August 2005. Mr. Grabel graduated from the University of Miami School of Business in 1974.

Board Recommendation

Your Board of Directors unanimously recommends a vote FOR the election of Mr. Grabel as a Class B director.

Current Directors whose terms expire in 2009

Dinesh R. Desai	Director since August 5, 2005

Chairman, Chief Executive Officer and President. Mr. Desai, age 57, has served as the Chairman of the Board, Chief Executive Officer and President of the Company since August 2005. From 1986 to August 2005, Mr. Desai was the Chairman and CEO of DARR Global Holdings, Inc., a management consulting firm. Since 2004, he has also served as Chairman on the Board of Directors of Emtec Federal, Inc. (formerly Westwood Computer Corporation). Mr. Desai was a President, CEO, Co-Chairman and an owner of Western Sky Industries (“Western Sky”), a manufacturer of highly engineered, proprietary component parts used primarily in aerospace applications. Western Sky grew from approximately $3 million in revenues to over $170 million in revenues during the 1990’s prior to being sold to McKechnie in 1999. Prior to 1986, Mr. Desai spent twelve years with American Can and Arco Chemical in various management positions, including marketing, manufacturing, finance, planning and research and development. Mr. Desai has also served as a member of the Board of Directors of the Enterprise Center, a Nonprofit Organization. Mr. Desai holds a Bachelor of Science Degree in chemical engineering from the Indian Institute of Technology in Bombay, India, and a Masters of Science Degree in both chemical and industrial engineering from Montana State University. He earned a Masters in Business Administration from Temple University in 1978.

Brian McAdams	Director since August 5, 2005

Director and Vice Chairman. Mr. McAdams, age 65, has been Director and Vice Chairman of the Company since August 2005. From 2001 to August 2005, Mr. McAdams served as a Senior Partner with DARR Global Holdings, Inc., as the Vice Chairman of Emtec Federal, Inc. (formerly Westwood Computer Corporation), the CEO of Passport Express Services, Inc., and the CEO of My Help Desk, Inc. He has held prior positions as director at two public companies: Crusader Bank Corporation and National Media Corporation, where he served as both Chairman and CEO.

Gregory Chandler	Director since August 5, 2005

Director. Mr. Chandler, age 41, currently works as the Managing Director of the Business and IT Solutions Investment Banking Practice at Janney Montgomery Scott LLC, where he has been employed since 1999. Prior to this, he worked as a manager in the Office of the CFO consulting practice at PricewaterhouseCoopers. He has also worked in the Business Assurance Practice at Coopers & Lybrand, and served as an officer in the United States Army. Mr. Chandler received his undergraduate degree from the United States Military Academy at West Point and a Masters in Business Administration from Harvard University.

Current Directors whose terms expire in 2010

Robert Mannarino	Director since May 24, 2006

Director. Mr. Mannarino, age 50, is currently the President of Boardroom Associates, a strategy consulting firm. Prior to this, Mr. Mannarino served as the Chairman, CEO and President of RewardsPlus, a benefits administration outsourcing firm. Mr. Mannarino also previously served as the President and Chief Operating Officer of two public companies, ICT Group and CDI Corporation, respectively. Mr. Mannarino has also served as the Chief Operating Officer of Checkfree’s Investment Services business and held senior positions at ADP and Citigroup. Mr. Mannarino received an MBA from the University of Chicago Graduate School of Business and a Bachelor of Science Degree in Computer Science from Union College.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
ITEM 2 ON PROXY CARD

Subject to stockholder ratification, the Audit Committee of the Board of Directors has appointed the firm of McGladrey & Pullen, LLP (“McGladrey”), as the independent registered public accounting firm, to audit and report on our consolidated financial statements for our fiscal year ended August 31, 2008. Although the submission to stockholders of the appointment of McGladrey is not required by law or the Company’s Amended and Restated Bylaws, the Audit Committee and the Board of Directors believe it is appropriate to submit this matter to stockholders to allow a forum for stockholders to express their views with regard to the Audit Committee’s selection. In the event the stockholders fail to ratify the appointment, the Audit Committee may reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

One or more representatives of McGladrey are expected to attend the Annual Meeting. They will have the opportunity to speak at the meeting if they desire to do so and will also be available to respond to appropriate questions.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees

The following table sets forth the aggregate fees incurred by us for the fiscal years ended August 31, 2007 and 2006 to our principal auditing firm:

	2007	2006
Audit Fees	$260,879	$282,356	(1)
Audit Related Fees	—	—
Tax Fees	34,225	—
All Other Fees	—	—
Total	$295,104	$282,356

(1)	Includes $45,242 paid to Ernst & Young, LLP, our former independent accountants, in connection with its SAS 100 review of Form 10-Q for three months ended November 30, 2005.

Audit Fees: The Audit Fees for the fiscal years ended August 31, 2007 and August 31, 2006 were for professional services rendered for the audits of the financial statements of the Company, quarterly reviews, and assistance with the review of documents filed with the Securities and Exchange Commission.

Tax Fees: The Tax Fees for the fiscal year ended August 31, 2007 were for services performed in connection with income tax compliance.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditor

All the services described above were approved by our Audit Committee. In accordance with the charter of our Audit Committee and consistent with the policies of the Securities and Exchange Commission, all auditing services and all non-audit services to be provided by any independent auditor of the Company shall be pre-approved by the Audit Committee. In assessing requests for services by the independent auditor, the Audit Committee considers whether such services are consistent with the auditor’s independence, whether the independent auditor is likely to provide the most effective and efficient service based upon their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality.

In making its recommendation to ratify the appointment of McGladrey as our auditor for the current fiscal year, the Audit Committee has considered whether the non-audit services provided by McGladrey are compatible with maintaining the independence of McGladrey.

Your Board of Directors unanimously recommends a vote FOR the ratification of the selection of McGladrey & Pullen, LLP as the auditors of the Company.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or “incorporated by reference” in future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors, and is composed of two independent Directors who are not officers or employees of the Company. In 2007, the Audit Committee consisted of Gregory Chandler and, Robert Mannarino. The Audit Committee operates under a written charter that was adopted in July 2006 by the Board of Directors. The Audit Committee held six official meetings during the fiscal year ended August 31, 2007. The Audit Committee Charter can be accessed on the Internet via the Company’s website at www.emtecinc.com.

All current members of the Company’s Audit Committee are independent within the meaning of the rules of the Securities and Exchange Commission. Gregory Chandler, the Chairman of the Audit Committee meets the definition of “audit committee financial expert” (as defined by the Securities and Exchange Commission).

The Audit Committee oversees the Company’s financial reporting process on behalf of the board. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principals generally accepted in the United States (“GAAP”). The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the Securities and Exchange Commission.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with GAAP, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Audit Committee under the standards of the Public Company Accounting Oversight Board (United States). In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with the independent auditors. The Audit Committee has also discussed with the independent auditors for the Company the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

The Audit Committee has received the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the independent auditors their independence. The Audit Committee reviews and approves any non-auditing services to be provided by McGladrey & Pullen, LLP prior to the firm being retained to perform such services.

The Audit Committee members are not employees of the Company and are not accountants or auditors by profession. Therefore, the Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectively and in conformity with GAAP and on the representations of the independent auditors included in their report on the Company’s financial statements. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with GAAP, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent accountants are in fact “independent.”

The Audit Committee has reappointed, subject to stockholder ratification, the firm of McGladrey & Pullen, LLP, certified public accountants, as the Company’s independent registered public accounting firm to audit and report upon the Company’s financial statements for 2008. In appointing McGladrey & Pullen, LLP as the Company’s auditors for the year ending August 31, 2008, the Audit Committee has considered whether McGladrey & Pullen, LLP’s provision of services other than audit services are compatible with maintaining their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended August 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
GREGORY CHANDLER, CHAIRMAN
ROBERT J. MANNARINO

EXECUTIVE COMPENSATION

This Compensation Discussion and Analysis (“CD&A”) provides an overview of the Company’s executive compensation programs for the Company’s Chief Executive Officer, Chief Financial Officer and certain other executive officers (collectively, the named executive officers (“NEOs”)) together with a description of the material factors underlying the decisions which resulted in the 2007 compensation provided to the NEOs as presented in the tables which follow this CD&A. The Company’s executive compensation program is based on principles designed to align executive compensation with the Company’s business strategy of creating wealth for its shareholders and creating long-term value for the business. The Compensation Committee believes that executive compensation tied to the execution of a sound business strategy achieves stockholder value. It is the Company’s philosophy to evaluate its executive compensation structure with other companies of comparative size, type and geographic scope. The Company’s compensation policy for executives is intended to further the interests of the Company and its stockholders by encouraging growth of its business through securing, retaining, and motivating management employees of high caliber who possess the skills necessary to the development and growth of the Company.

Objective of Compensation Policy

The objective of the Company’s compensation policy is to provide a total compensation package that will enable us to:

•	attract, motivate and retain outstanding individual named executive officers;
•	align the financial interests of each named executive officer with the interests of our stockholders;
•	reward named executive officers for attaining desired levels of profit and shareholder value; and
•	encourage each named executive officer’s stake in our long-term performance and success.

What Our Compensation Program is Designed to Reward

Overall, our compensation program is designed to reward individual and Company short-term and long-term performance. As discussed further below, a significant portion (typically between 30 and 50% of total compensation), of named executive officer compensation is comprised of a combination of annual cash bonuses, which reward annual Company and executive performance, and equity compensation, which rewards long-term Company performance. We believe that by making the bonus and long-term incentive components a significant portion of our total compensation program, we appropriately reward individual achievement while at the same time providing incentives to promote Company performance. We also believe that salary levels should be reflective of individual performance and therefore factor this into the adjustment of base salary levels each year.

REPORT OF THE COMPENSATION COMMITTEE

Role of the Compensation Committee

The Compensation Committee of the Board of Directors establishes, oversees and directs the Company’s executive compensation programs and policies and administers the Company’s equity compensation plans. The Compensation Committee seeks to align executive compensation with Company objectives and strategies, management programs and business financial performance in order to enhance shareholder value. The Compensation Committee annually evaluates the performance of and determines and reports to the full board, the compensation of the Chief Executive Officer (“CEO”) and our other executive officers based upon a combination of the achievement of corporate goals and individual performances. The Compensation Committee consists of two non-employee directors. In 2007, the Compensation Committee consisted of Robert Mannarino and Gregory Chandler.

Compensation Consultant

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In accordance with this authority, the Compensation Committee engages Compensation Resources, Inc. (the “Compensation Consultant”) as independent compensation consulting firm to advise the Compensation Committee on matters related to director, chief executive officer and other executive compensation. The Company’s named executive officers did not participate in the selection of the compensation consultant. The compensation consultant also assists with, among other things, structuring our various compensation programs and guiding the Committee and us in the development of short-term and long-term individual performance objectives necessary to achieve long-term profitability. The Compensation Consultant is engaged by, and reports directly to, the Compensation Committee. The Compensation Consultant does not advise our management, and receives no other compensation from us.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee during fiscal year 2007 was an officer or employee of the Company, or any of its subsidiaries, or was formerly an officer of the Company or any of its subsidiaries. No member of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. Furthermore, none of the other executive officers, directors or Compensation Committee members of the Company currently serve, or have in the past served, on the Compensation Committee of any other company whose directors and executive officers have served on the Company’s Compensation Committee.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of the Company’s proxy with management, and based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s proxy for fiscal year 2007.

COMPENSATION COMMITTEE
ROBERT J. MANNARINO, CHAIRMAN
GREGORY CHANDLER

General Compensation Policies

Benchmarking

The Compensation Committee annually determines the appropriate combination of cash and equity-based compensation for named executive officers, and weighs the competitiveness of our overall compensation arrangements in relation to a group of comparable information technology companies and publicly traded companies. The relevant peer group for compensation and benefit programs consists primarily of companies of comparative size, similar businesses, similar financial strength, and geographic scope. These are the firms with which the Company competes for talent. The comparator group was chosen to include companies with similar market capitalization, similar revenue size ($101,000,000 – $539,000,000), and/or certain direct competitors. Additionally, the NEO positions were compared to published survey data from nationally recognized sources to ensure the accuracy and validity of the proxy peer group. The companies from this peer analysis (the “Peer Group”) are listed below:

Analex Corporation	Kanbay International Inc.
Computer Horizons Corp.	Lionbridge Technologies, Inc.
Computer Task Group Inc.	Manchester Technologies, Inc.
Datatec Systems, Inc.	MTM Technologies, Inc.
Digital River, Inc.	PFSWeb, Inc.
En Pointe Technologies, Inc.	Programmer’s Paradise, Inc.
ePlus Inc.	SED International Holdings, Inc.
iGate Corporation	TechTeam Global, Inc.
Indus International, Inc.	Tier Technologies, Inc.
Intelligroup Inc.	Tyler Technologies, Inc.
INX, Inc.

In order to compare the levels of compensation of our NEOs with our Peer Group, a market analysis for each of the NEOs was completed and reviewed by the Compensation Committee. Dollar amounts were affixed to all components of the NEO’s 2007 compensation, including current pay (salary and bonus), equity awards, benefits and perquisites.

Based on the review of Peer Group compensation, the Compensation Committee sought to target total fiscal year 2007 salary, target bonus levels and equity award values around the 50th percentile of total compensation paid to executives holding equivalent positions in the Peer Group. The Compensation Committee believed this level of compensation to be consistent with our financial performance and reasonable in its totality.

Process for Setting Total Compensation

The Compensation Committee sets actual base salaries, cash bonuses, and equity-based awards for each NEO within the range described above, but considering each NEO’s annual review, awards given to the named executive officer in past years, and progress toward or attainment of previously set personal and corporate goals and objectives, including Company financial performance, shareholder return and such other factors as the Compensation Committee deems appropriate and in our best interests and the best interests of our shareholders. The Compensation Committee does not rely on predetermined formulas or a limited set of criteria when it evaluates the performance of our NEOs. The Committee may accord different weight at different times to different factors for each NEO.

The Compensation Committee also considers recommendations from the Chief Executive Officer regarding total compensation for NEOs. Our Chief Executive Officer presents the Compensation Committee with historical breakdowns of the components of compensation for each NEO, and may make recommendations for each other NEO’s overall compensation package for the following fiscal year. The Compensation Committee reviews the recommendations of the Chief Executive Officer carefully in light of his proximity to the other executives and knowledge of their contribution to the Company.

Elements of Compensation

Our compensation program for NEOs consists of the following elements of compensation, each described in greater depth below:

•	Base salaries.
•	Annual bonus compensation.
•	Equity-based incentive compensation.
•	Other Compensation and Perquisites.

Base Salary

We pay base salaries because salaries are essential to recruiting and retaining qualified employees. Base salaries also create a performance incentive in the form of potential salary increases. We strive to set base salary at levels commensurate with the companies in our Peer Group, however, consistent with our philosophy of linking pay to performance, base salaries for our NEOs tend to be slightly below the 50th percentile of persons holding comparable positions at the companies within our Peer Group. Base salaries are initially set by the Compensation Committee and, in certain cases, incorporated into employment contracts entered into with our NEOs. These salary levels are set based on the NEO’s experience and performance with previous employers, pay levels for similar positions in our Peer Group and negotiations with individual named executive officers. Thereafter, the Compensation Committee reviews base salaries each year based on its subjective assessment of our overall performance over the preceding year, as well as NEO performance and experience, length of service, changes in responsibilities and the level of pay compared to our Peer Group. Included in this subjective determination is the Compensation Committee’s evaluation of the development and execution of strategic plans, the exercise of leadership, and involvement in industry groups. The weight given such factors by the Compensation Committee may vary from one named executive officer to another.

There was no change in salary between fiscal year 2006 and 2007 with respect to Messrs. Desai, Donnelly and McAdams as the Company restructured its compensation program. Additionally, as part of the Company’s compensation restructuring, Mr. Seitz’s annual base salary was increased from $230,000 to $250,000 in connection with his execution of a new employment agreement in February 2007 and Mr. Grabel’s salary was reduced from $300,000 to $250,000 in connection with his execution of a new employment agreement in February 2007. These changes in base salary were designed to more closely align the Company with its Peer Group and to reflect internal changes within the organization.

Annual Bonus Compensation

In line with our strategy of rewarding performance, a significant part of the Company’s executive compensation philosophy is the payment of cash bonuses to NEOs based on an annual evaluation of individual and Company performance, considering several factors as discussed below. The Compensation Committee makes recommendations for target bonuses (the amount each Executive may receive if performance goals and objectives are met) to the Board who approves the recommendations and communicates bonus opportunities and performance goals to each named executive officer near the beginning of the fiscal year. The target bonuses are intended to create an incentive for NEOs to achieve the objectives established by the Compensation Committee. At the end of the fiscal year, the Compensation Committee determines in its discretion whether and how much cash bonus to pay each NEO based on its review of Company and individual performance. Depending on the Compensation Committee’s assessment, bonuses may be equal, more or less than the previously established target amounts.

Senior Management Annual Incentive Plan.  In November 2006, with the assistance of the Compensation Consultant and upon the recommendation of the Compensation Committee, the Board approved the Senior Management Annual Incentive Plan (the “Incentive Plan”) to pay annual bonuses to certain full-time management employees of the Company and its subsidiaries based on the Company’s achievement of annual performance goals and, if applicable, a participant’s achievement of individual performance goals. The Company’s performance goals for any fiscal year will be based on earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings per share, business unit or departmental objectives, or some combination of the foregoing, as determined by the Compensation Committee. In particular, EBITDA and earnings per share have been determined by the Compensation Committee to be the most appropriate measures of Company performance because they directly take into account the Company’s earnings and are consistent with the Compensation Committee’s compensation philosophy of aligning executive performance with the Company’s financial performance.

Unless the Compensation Committee determines otherwise, the NEOs will be eligible to receive a bonus under the Incentive Plan, provided they have been employed by the Company for at least six months. The Compensation Committee will annually designate a percentage of each participant’s base salary (ranging from 10% to 50%) or dollar amount as such participant’s “bonus opportunity” if target performance is achieved. The threshold, or minimum, bonus that may be earned by a participant is 25% of such participant’s bonus opportunity and the target bonus that may be earned is 100% of such bonus opportunity. Subject to the discretion of the Compensation Committee, no bonus is paid unless the performance goals are achieved at the threshold level or above. A straight line sliding scale is used for calculating the percentage of bonus opportunity earned between the threshold and target levels. Participants may receive additional bonuses if performance exceeds the target level, with a maximum bonus opportunity of 200% of the Executive’s target bonus award being paid if the Company achieves 130% of its financial performance objectives.

Bonuses for 2007 were to be paid to participants who remain employed on the date of payment in a combination of cash (70%) and restricted stock (30%), upon the Committee’s determination and certification that performance goals were achieved for the fiscal year. The Committee believes that in providing for a portion of each NEO’s bonus in restricted stock serves as a retention tool and better aligns the long term interests of the NEOs with the Company. Restricted stock awards will be granted under the Equity Plan (described below), and vest on the first anniversary of the date of grant. Subject to the prior approval of the Compensation Committee, participants may elect to have all or a portion of the cash bonus paid in immediately vested stock options.

Bonus opportunities for each NEO were based on tiers established in the Incentive Plan. Under the terms of the Incentive Plan, participants are divided into various tiers by level of function and scope of position within the Company with the CEO and senior business line executives being offered the highest bonus opportunities of up to 50%. Final slotting of participants within the various tiers is done by the CEO in conjunction with the Compensation Committee.

Bonus targets for 2007 were based on the Company’s attainment of specified levels of EBITDA and earnings per share and the Compensation Committee approved the following bonus opportunities for the NEOs:

Name	2007 Bonus Opportunity	% Cash	% Restricted Stock
Dinesh Desai, Chairman, President and Chief Executive Officer	50% Base Salary	35.0%	15.0%
Brian McAdams, Vice Chairman	30% Base Salary	21.0%	9.0%
Stephen Donnelly, Chief Financial Officer	30% Base Salary	21.0%	9.0%
Ronald Seitz, President – Emtec Operations	50% Base Salary	35.0%	15.0%
Keith Grabel, President – Sales and Marketing	$75,000	$52,500	$22,500

For the 2007 fiscal year, neither the Company’s EBITDA nor its earnings per share met the targets set forth in the Incentive Plan and, accordingly, no bonuses were paid to our NEOs under the Incentive Plan. The Company estimated EBITDA and earnings per share targets in 2007 that it knew would be a challenge to achieve and which were, in part, based on the Company’s goal of completing additional acquisitions. Separately, the Company paid bonuses in the amount of $60,000 to Mr. Seitz as a signing bonus in connection with the execution of his amended and restated employment agreement and in the amount of $220,000 to Mr. Grabel under the terms of his previous employment agreement.

Because the Compensation Committee determines whether and how much cash bonus to pay each NEO based on a discretionary review of Company and individual performance, NEOs’ bonuses are not considered to be “performance based” under Section 162(m) of the Internal Revenue Code. Therefore, the Company may not be able to deduct, on its corporate tax return, all of a NEO’s base salary and bonus if the total amount of such base salary and bonus (and other compensation considered under Section 162(m) of the Code) exceeds $1,000,000 in that fiscal year.

Equity Compensation

In General.  The Compensation Committee believes that NEOs should be compensated in part with equity interests in the Company in order to more closely align the long-term interests of stockholders and executives. The Committee also believes that equity awards are an important means of attracting and retaining qualified executives. Accordingly, the Committee provides long-term incentives to its NEOs by means of periodic grants of stock options and restricted stock awards under the Company’s 2006 Stock-Based Incentive Compensation Plan (the “Equity Plan”) which, consistent with its overall compensation philosophy, are generally above the 50th percentile of persons holding comparable positions within its Peer Group. Stock awards available under the Equity Plan include restricted stock, stock options and deferred stock.

All grants of equity compensation to NEOs are made by the Compensation Committee. Whether grants are made and the type and size of any grants are based upon Company and individual performance, position held, years of service, level of experience and potential of future contribution to the Company’s success. The Committee may also consider long-term incentive grants previously awarded to the NEOs, long-term incentive grants given to other executive officers throughout the Company’s history and grant practices at Peer Group companies.

We do not have a program, plan or practice to time option grants in coordination with the release of material, non-public information, nor do we plan to time, nor have timed, our release of material, non-public information for the purpose of affecting the value of executive compensation.

2007 Equity Grants.  On November 3, 2006, the Compensation Committee approved grants of restricted shares of the Company’s common stock to each of our NEOs, based on the closing price of the Company’s common stock on November 3, 2006 of $1.24 per share. As a result, Mr. Desai received 114,919 shares, Mr. Donnelly received 43,548 shares, Mr. McAdams received 80,465 shares and Messrs. Grabel and Seitz were each awarded 100,806 shares.

These awards were granted both as an incentive to these executives and in particular for their performance in implementing the Company’s merger with Darr Westwood Technology Corporation in 2005. The restricted share grants to each of Messrs. Desai, Donnelly and McAdams were completed on November 3, 2006 and the restricted share grants to Messrs. Grabel and Seitz, while approved by the Compensation Committee on November 3, 2006, were not awarded until February 5, 2007 in connection with the execution by each Executive of an amended employment agreement. In addition, prior to the granting of this award, Mr. Donnelly, our Chief Financial Officer, did not have significant holdings in the Company.

The restricted shares will vest, and the restrictions will cease to apply, in four equal tranches, on the first, second, third and fourth anniversaries of the grant date. The Compensation Committee believes that this vesting schedule serves to motivate and retain the recipients, providing continuing benefits to the Company beyond those achieved in the year of grant.

Stock Ownership/Retention Guidelines.  The Company does not require its NEOs to maintain a minimum ownership interest in the Company.

Other Compensation and Perquisites

The Company provides few personal benefits to NEOs, and what personal benefits are provided are generally considered related to each NEO’s performance of his duties with the Company. NEOs participate in the Company’s 401(k) savings plans, health and benefit plans, and are entitled to paid time off based on the Company’s general paid time off policies. In 2007, in addition to the principal categories of compensation described above, the Company provides its NEOs with coverage under its broad-based health and welfare benefits plans as well as certain personal-benefit perquisites to NEOs as summarized below. The aggregate incremental cost to the Company of the perquisites received by each of the NEOs in 2007 is included in the Summary Compensation Table above and described in the accompanying footnotes.

The Company provides a car allowance of $15,000 per year to Mr. Seitz and a vehicle for Mr. Grabel’s use, as well as other automobile benefits such as fuel, maintenance and insurance costs, under the terms of their respective employment agreements. Because of their positions within the Company and need to travel in connection with the Company’s business, the Company believes that the provision of a vehicle is appropriate for each executive’s performance of his duties. In addition, as reported in footnote (a) to the Summary Compensation Table, the Company paid $5,769 in home office expenses to Mr. McAdams, an $18,000 cash allowance to Mr. Seitz and $5,778 in club dues to Mr. Grabel, all under the terms of their existing employment agreements.

The following are standard benefits offered to all eligible Company employees, including named executive officers.

Retirement Benefits.  Two of the Company’s subsidiaries, Emtec, Inc., a New Jersey corporation (“Emtec NJ”), and Emtec Federal, Inc. (“Emtec Federal”), maintain tax-qualified 401(k) savings plans for all of their eligible employees, including the NEOs.

Emtec NJ sponsors a 401(k) plan for all employees who are at least 20 years of age with at least 6 months of service. Eligible employees may contribute 2% to 75% of their annual compensation to the plan. Emtec NJ matches 25% of the first 6% of employee plan contributions. Participants are vested in employer contributions 20% after 2 years of service and vested an additional 20% after each subsequent year of service and are fully vested after 6 years. Each the Company’s NEOs other than Mr. Grabel participate in this plan.

Emtec Federal maintains a defined contribution 401(k) pension plan for all employees who are at least 21 years of age with at least 12 months of service. Eligible employees may contribute 1% to 15% of their annual compensation to the plan. Emtec Federal matches 20% of the first 5% of employee plan contributions and may contribute additional amounts at its discretion. Participants are vested in employer contributions 100% after 3 years of service. Mr. Grabel participates in this plan.

Medical, Dental, Life Insurance and Disability Coverage.  Active employee benefits such as medical, dental, life insurance and disability coverage are available to all eligible employees. The Company believes that these benefits are in line with those offered by similarly-situated companies and also believes it is essential to provide these benefits to NEOs, as well as the Company’s other employees, in order to defray the rising costs of health care. The value of these benefits is not required to be included in the Summary Compensation Table since they are made available on a Company-wide basis to all eligible employees.

Other Paid Time-Off Benefits.  We also provide paid time off and other paid holidays to all employees, including the NEOs, which are comparable to those provided at other large companies.

Policy with Respect to Employment Agreements

The Compensation Committee believes that it is important for the Company to enter into employment agreements with its NEOs for a number of reasons, including the ability to include non-competition and non-solicitation covenants in such employment agreements in order to reduce the risk that a key member of management is recruited by a competitor and the increased certainty resulting from negotiated employment agreements reduces that distraction caused by ongoing negotiations over compensation matters.

The Company currently has employment agreements with each NEO other than Mr. Desai and Mr. Donnelly, which are described further under the caption “Employment Agreements” below. Mr. Desai and Mr. Donnelly are currently paid a salary of $285,000 and $180,000, respectively, on an annual basis. The Board of Directors intends to put employment contracts in place in 2008 for these two executives.

2007 Summary Compensation Table

The following table sets forth the aggregate compensation that we paid for services rendered by our Chief Executive Officer and our four most highly paid executive officers other than our Chief Executive Officer, during the fiscal year ended August 31, 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Dinesh R. Desai Chief Executive Officer	2007	285,000	—	142,488	—	—	—	252,063	679,552
Stephen C. Donnelly Chief Financial Officer	2007	180,000	—	53,995	—	—	—	1,558	235,533
Ronald A. Seitz President	2007	247,000	60,000	124,999	—	—	—	35,084	467,083
Keith Grabel President of Sales & Marketing	2007	273,077	220,000	124,999	—	—	—	181,495	799,571
Brian McAdams Vice Chairman	2007	200,000	—	99,992	—	—	—	8,856	308,848

(1)	Amounts shown are the dollar amounts recognized as compensation expense for financial reporting purposes in 2006 under Statement of Financial Accounting Standard No. 123 (revised 2004), “Share-Based Payment” (“FAS 123(R)”), (excluding amounts for forfeitures) for shares of restricted stock granted in 2007. The fair market value of all the awards is equal to the market price of our Common Stock on the date of grant. Although the amounts included in the table do not reflect estimated forfeitures, the amounts actually recognized in our consolidated financial statements are reduced, in accordance with FAS 123(R), for estimated forfeitures. There were no named executive forfeitures in 2007. More information on the awards can be found in the “2007 Grant of Plan-Based Awards” table on page 18.
(2)	The amounts reported for each of the named executive officers in “All Other Compensation” are shown below:

Name	Year	Perquisites and Other Personal Benefits ($)(a)	Promissory Notes ($)	Company Contributions to 401(k) Plan ($)	Total ($)
Dinesh R. Desai	2007	—	250,913(b)	1,151	252,064
Stephen C. Donnelly	2007	—	—	1,558	1,558
Ronald A. Seitz	2007	33,000	—	2,084	35,084
Keith Grabel	2007	14,838	163,519	3,138	181,495
Brian McAdams	2007	5,769	—	3,087	8,856

(a)	Amounts shown in this column include the following for each named executive officer:

Name	Year	Company Provided Automobile ($)(c)	Automobile Allowance ($)	Home Office ($)	Club Dues ($)	Cash Allowance ($)	Total ($)
Dinesh R. Desai	2007	—	—	—	—	—	—
Stephen C. Donnelly	2007	—	—	—	—	—	—
Ronald A. Seitz	2007	—	15,000	—	—	18,000	33,000
Keith Grabel	2007	9,060	—	—	5,778	—	14,838
Brian McAdams	2007	—	—	5,769	—	—	5,769

(b)	Amounts shown in this column includes the payment of $104,165 under the terms of a management agreement to DARR Global Holdings, Inc., a management company controlled by Mr. Desai. The management agreement was terminated on February 5, 2007 in connection with the issuance of a promissory note. See “Certain Relationships and Related Transactions — 5% Subordinated Promissory Note payable to DARR Global Holdings, Inc.” for more information.
(c)	The value of Mr. Grabel’s company-provided automobile is calculated based on 100% of the annual lease value of the automobile.

2007 Grants of Plan-Based Awards Table

The table below sets forth information regarding grants of plan-based awards made to each of the named executive officers during 2007.

Name	Approval Date	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Dinesh R. Desai	11/3/06	11/3/06	—	—	—	—	—	—	114,919	—	—	—
Stephen C. Donnelly	11/3/06	11/3/06	—	—	—	—	—	—	43,548	—	—	—
Ronald A. Seitz	11/3/06	2/5/07	—	—	—	—	—	—	100,806	—	—	—
Keith Grabel	11/3/06	2/5/07	—	—	—	—	—	—	100,806	—	—	—
Brian McAdams	11/3/06	11/3/06	—	—	—	—	—	—	80,645	—	—	—

(1)	Represents the number of shares of Common Stock issuable upon vesting of restricted stock awards granted in November 2006 under our 2006 Stock-Based Incentive Compensation Plan. All of the restricted stock awards were approved by the Board of Directors on November 3, 2006 at a per share price of $1.24. The restricted shares were issued to Messrs. Desai, Donnelly and McAdams at the same time as the Board of Directors approval, while the grant of the restricted stock to Messrs. Grabel and Seitz were conditioned upon each officer executing an amended employment agreement and not issued until February 5, 2007.

Outstanding Equity Awards at Fiscal Year-End 2007 Table

The table below sets forth the number of securities underlying outstanding plan awards for each named executive officer as of August 31, 2007.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Dinesh R. Desai	—	—	—	—	—	—	—	114,919	—
Stephen C. Donnelly	—	—	—	—	—	—	—	43,548	—
Ronald A. Seitz	—	—	—	—	—	—	—	100,806	—
Keith Grabel	—	—	—	—	—	—	—	100,806	—
Brian McAdams	—	—	—	—	—	—	—	80,645	—

(1)	Represents shares of restricted stock authorized for grant to each NEO on November 3, 2006 under our 2006 Stock-Based Incentive Compensation Plan. The restricted share grants to each of Messrs. Desai, Donnelly and McAdams were completed on November 3, 2006 while the restricted share grants to Messrs. Grabel and Seitz were not completed until February 5, 2007 in connection with the execution by each officer of an amended employment agreement. One-quarter of the shares of restricted stock for Messrs. Desai, Donnelly and McAdams will vest on each of 11/3/07, 11/3/08, 11/3/09 and 11/3/10 and for Messrs. Grabel and Seitz will vest on each of 2/5/08, 2/5/09, 2/5/10 and 2/5/11. All restricted stock shares shown above were unvested as of August 31, 2007.

Director Compensation

Our policy is not to pay director compensation to directors who are also our employees. Each outside director received an annual retainer of $15,600. In addition, non-employee directors receive a fee for each regular meeting of the Board of Directors attended in person and a fee for each regular meeting of the Board of Directors attended telephonically and are also entitled to a fee for each special meeting of the Board of Directors attended. These meeting fees range from $100 a meeting to $1,000 per day per meeting. In connection with the agreement by Messrs. Chandler and Mannarino to serve as directors, each received a grant of 20,000 stock options. Additionally, each non-employee director receives an annual grant of 10,000 stock options. The stock options were immediately exercisable. Our non-employee directors are also reimbursed for out-of-pocket expenses incurred for each Board meeting or committee meeting attended and any other expenses incurred while working in his capacity as a Board member.

The table below summarizes the compensation paid by the Company to each non-employee director for the year ended August 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Gregory P. Chandler	31,700	—	39,476	—	—	—	71,176
Robert Mannarino	31,650	—	29,520	—	—	—	61,170

(1)	Amounts shown are the dollar amounts recognized as compensation expense for financial reporting purposes in 2007 under FAS 123(R) (excluding amounts for forfeitures) for stock options granted in 2007. The fair value of all the awards were estimated using the Black-Scholes option-pricing model. We use the Black-Scholes formula to calculate an assumed value of the options for compensation expense purposes; because the formula uses assumptions, the fair values calculated are not necessarily indicative of the actual values of the stock options. The assumptions used were a dividend yield of 0%; a risk-free interest rate of 4.43%; an expected life of five years; and a stock price volatility of 109.23%.

Potential Payments on Termination or Change in Control

The Company has entered into certain agreements that will require us to provide compensation to certain of our NEOs in the event of a termination of employment. A summary of these agreements follows.

Ronald Seitz. On February 5, 2007, the Company entered an amended and restated employment agreement with Ronald Seitz pursuant to which Mr. Seitz will serve as the Company’s President of Emtec Systems Group for an initial period commencing on February 5, 2007, and terminating on August 31, 2008. This term may be extended annually for additional one-year periods with the mutual consent of Mr. Seitz and the Company. Under the terms of this agreement, Mr. Seitz is entitled to receive a base salary of $250,000, increasing by 5% on the 5th day of August each year during the initial period, and during the initial period beginning with the fiscal year ended August 31, 2007, he will participate in the Company’s Annual Incentive Plan as maintained by the Company for the benefit of senior executives. In addition, Mr. Seitz received a bonus of $60,000 in connection with the execution of the agreement.

Mr. Seitz’s employment is subject to early termination in the event of his death or disability or in the event that either he or the Company elects to terminate his employment. In the event his employment is terminated for any reason during the term of the agreement, Mr. Seitz will be entitled to any earned but unpaid base salary through the date of termination and to all amounts payable and benefits accrued under any applicable plan, policy, program, or practice of the Company in which he was a participant during his employment with the Company in accordance with the terms of the employment agreement. If Mr. Seitz’s employment is terminated by the Company without cause or his employment terminates in the event of his death or disability, he will be entitled to his base salary for the entire initial term of employment and a pro-rata bonus payment for the year of his termination, as set forth in the employment agreement.

Keith Grabel. On February 5, 2007, Emtec Federal (formerly Westwood Computer Corporation) (“Emtec Federal”) entered an amended and restated employment agreement with Mr. Grabel pursuant to which Mr. Grabel will serve as Emtec Federal’s President – Sales and Marketing for an initial period commencing on February 5, 2007, and terminating on April 15, 2009. The term will automatically be extended for one (1) additional year at the end of the initial term, and again each successive year thereafter. Such annual extensions may cease by either party delivering written notice of such cessation to the other party with at least sixty (60) days notice. Under the terms of the agreement, Mr. Grabel is entitled to receive an annual base salary of $250,000 in each of the first three years of the agreement term. Mr. Grabel’s base salary for each year will be increased to $275,000 in the event that Emtec Federal terminates its employment agreement with Mary Margaret Grabel.

Mr. Grabel’s employment is subject to early termination in the event of his death or disability or in the event that either he or Westwood elects to terminate his employment under certain circumstances. In the event that Mr. Grabel terminates his employment by resigning without good reason, he will be entitled to any earned but unpaid base salary through the date of termination. If Mr. Grabel otherwise terminates his employment during the term of the agreement, Mr. Grabel will be entitled to (i) any earned but unpaid base salary through the date of termination, (ii) a pro rata portion of his termination salary, which shall be (a) $150,000 for the first year of the term of employment, (b) $200,000 for the second year of the term of employment and (c) $250,000 for the third year of the term of employment, (iii) payment for accrued vacation days, (iv) all amounts payable and benefits accrued under any applicable plan or arrangements of the company, and (v) payments due under the terms of a note (the “Grabel Note”) made by Emtec Federal in favor of Mr. Grabel on February 5, 2007 in the principal amount of $671,300. If Westwood terminates Mr. Grabel’s employment for any reason, Mr. Grabel will be entitled to (i) any earned but unpaid base salary through the date of termination, (ii) base salary for the balance of the agreement term, (iii) payment for accrued vacation days, (iv) all amounts payable and benefits accrued under any applicable plan or arrangements of the company, (v) all amounts due under the Grabel Note and (vi) all amounts due under the note in the amount of $750,000 made by Emtec Federal in favor of Four Kings Management LLC.

Brian McAdams. On June 21, 2006, the Company entered into an employment agreement with Mr. Brian McAdams, our Vice Chairman, pursuant to which Mr. McAdams will continue to serve as Vice Chairman. The Agreement’s original expiration date was August 31, 2007, although it may be extended annually for one-year periods at the discretion of the Company. Under the terms of the Agreement, Mr. McAdams is entitled to receive a base salary of $200,000, payable in accordance with our normal payroll practices. In addition, beginning with the fiscal year ending August 31, 2006, Mr. McAdams is eligible to participate in our bonus compensation plan for executives.

Mr. McAdams’s employment is subject to early termination in the event of his death or disability or in the event that either he or the Company elect to terminate his employment. In the event his employment is terminated for any reason during the term of the Agreement, Mr. McAdams will be entitled to any earned or accrued but unpaid base salary through the date of termination and to all amounts payable and benefits accrued under any applicable plan, policy, program, or practice of the Company in which he was a participant during his employment with the Company in accordance with the terms of the Agreement. In the case that Mr. McAdams’s employment is terminated by the Company without cause, he will be entitled to his base salary payable in installments on regular payroll dates through the then current expiration date of the Agreement.

MANAGEMENT

The following table sets forth certain information as to each of our executive officers:

Name	Age	Positions and Offices Presently Held
Dinesh R. Desai	57	Chairman of the Board, Chief Executive Officer and President
Brian McAdams	65	Director and Vice Chairman
Keith Grabel	55	Director and President – Sales and Marketing
Stephen C. Donnelly	49	Chief Financial Officer
John P. Howlett	63	Vice Chairman of Corporate Development
Ronald A. Seitz	60	President - Emtec Operations
Frank Blaul	42	Executive Vice President – Sales and Marketing
Sam Bhatt	40	Vice President of Finance and Secretary

Dinesh R. Desai. Described as a director above.

Brian McAdams. Described as a director above.

Keith Grabel. Described as a director nominee above.

Stephen Donnelly. Since August 2005, Mr. Donnelly has served as the Chief Financial Officer of the Company. From 2002 to August 2005, Mr. Donnelly was the Chief Financial Officer of DARR Global Holdings, Inc. a management consulting firm. Since 2004, he has also served as an officer for Emtec Federal, Inc. (formerly Westwood Computer Corporation). Between 1993 and 2002, Mr. Donnelly worked as a Manager and Managing Director for Acquisition Management Services, Inc., a merger and acquisition advisory firm. Prior to that, he has worked as a Director of Operations for a privately-held human resource and employee benefits software developer and as a Financial Manager for a healthcare organization. Mr. Donnelly began his career with the accounting firm of PriceWaterhouse. He is a Certified Public Accountant with a Bachelor’s degree in Accounting from Villanova University.

John P. Howlett. Since January 2006, John P. Howlett has served as the Vice Chairman of Corporate Development for the Company. From August 2005 to January 2006, Mr. Howlett served as President of Emtec — Northeast Operations. He was the Company’s Chairman of the Board and Chief Executive Officer from January 2001 to August 2005, the Chief Executive Officer of Emtec-NJ since August 1997 and the Chairman of Emtec-NJ since August 1998. He has also been a director of Emtec-NJ since October 1996. In 1983, Mr. Howlett founded the Cranford, New Jersey-based Comprehensive Business Systems, Inc. (“CBSI”). CBSI primarily provided microcomputer systems, network integration, training, and data communications to mid-size and Fortune 1000 corporations. In October 1996, CBSI merged into Emtec-NJ. Prior to founding CBSI, Mr. Howlett was with the AT&T Long Lines Division for twelve years. He earned a Bachelor of Science degree in Electrical Engineering from Rose Hulman Institute of Technology in Terre Haute, Indiana, and a Master of Business Administration degree from Fairleigh Dickinson University in New Jersey. A Vietnam veteran, Mr. Howlett served in the U.S. Army for four years.

Ronald A. Seitz. Since March 2006, Ronald A. Seitz has served as the President of Emtec Operations. From August 2005 to March 2006, Mr. Seitz was President of Emtec — Southeast Operations. Prior to that time, he served in a variety of positions with the Company and its subsidiaries, including President and Chief Operating Officer from February 2003 to August 2005, Executive Vice-President and director from January 2001 and Executive Vice President of Emtec-NJ from March 1996. He has also been a director of Emtec-NJ since April 1995. In 1980, Mr. Seitz founded the Charleston, South Carolina-based Computer Source, Inc. (“CSI”). CSI primarily provided microcomputer systems, network integration, and data communications to mid-size and Fortune 1000 corporations. In April 1995, CSI merged with Landress Information Systems of Mt. Laurel, New Jersey to become Emtec-NJ. Prior to founding CSI, Mr. Seitz was employed for six years as an engineer with the U.S. government in Washington, DC. He graduated from North Carolina State University with a Bachelor of Science degree and from George Washington University with an MBA in computer science. Mr. Seitz also holds a DMD degree from the Dental School at the Medical University of South Carolina.

Frank Blaul. Since July 15, 2007, Frank R. Blaul has served as Executive Vice President of Sales and Marketing. Prior to joining the Company, Mr. Blaul served as the Vice President of Global Government Sales and Marketing for the global centralized-computing-solutions provider Clear Cube Technologies. From 1997 to 2006, Mr. Blaul held various senior sales, marketing, and business development leadership positions with EDS, IBM, and ViON Corporation, an exclusive US Federal, state and local marketing arm for Hitachi Data Systems. From 1991-1997, Mr. Blaul was the President and General Manager of a Mid-Atlantic regional office-products master distributor, a value-added reseller of microcomputer and network-integration solutions serving a broad range of Fortune 500, Government, and SMB customer segments. Prior to 1986, Mr. Blaul spent five years with Ruben H. Donnelley Corporation. Mr. Blaul attended Frostburg State University, where he studied Business and Computer Science.

Sam Bhatt. Since August 2005, Sam Bhatt has served as Vice President of Finance and Secretary for the Company. From January 2001 to August 2005, he was the Vice President of Finance and Treasurer of the Company and served in a similar role for Emtec-NJ since July 2000. From July 1997 to July 2000, he served as Director of Accounting for Emtec-NJ. He also held the positions of Accounting Manager (from 1994 to July 1997) and of Senior Accountant (from 1992 to 1994) at Emtec-NJ. Mr. Bhatt holds a Bachelor of Science Degree in business administration from Drexel University and a Diploma in Hotel Management from the Institute of Hotel Management and Catering Technology in Mumbai, India.

STOCK OWNERSHIP

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 26, 2007, based on information obtained from the persons named below, with respect to the beneficial ownership of our common stock held by:

•	each person known by us to be the owner of more than 5% of our outstanding shares;
•	each director;
•	each executive officer named in the Summary Compensation Table; and
•	all executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Dinesh R. Desai	8,456,452	(3)	54.4%
Brian McAdams	680,645	(9)	4.6%
Keith Grabel	2,006,428	(4)	13.5%
Stephen C. Donnelly	43,548	(12)	0.3%
John P. and Rosemary A. Howlett	595,759	(5)	4.0%
Ronald A. Seitz	453,571	(6)	3.1%
Gregory Chandler	50,000	(10)	0.3%
Mary Margaret Grabel	2,235,383	(7)	14.7%
Robert Mannarino	40,000	(11)	0.3%
Carla Seitz P.O. Box 2243 Mt. Pleasant, SC 29465	332,858	(8)	2.2%
All executive officers and directors as a group (8 persons)	10,420,781		64.1%

(1)	Each stockholder’s address is c/o Emtec, 525 Lincoln Drive, 5 Greentree Center, Suite 117, Marlton, New Jersey 08053, unless otherwise indicated.
(2)	As used herein, beneficial ownership means the sole or shared power to vote, or direct the voting of, a security, or the sole or shared power to invest or dispose, or direct the investment or disposition, of a security. Except as otherwise indicated, all persons named herein have (i) sole voting power and investment power with respect to their shares, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to their shares; also includes any shares issuable upon exercise of options or warrants that are currently exercisable or will become exercisable within 60 days of August 31, 2005.

(3)	7,741,533 shares, including 1,319,045 shares issuable upon exercise of a warrant equal to 8% of the Company’s outstanding common stock, are held by Mr. Desai through DARR Westwood LLC in which he is the sole member. 600,000 shares are held by DARR Westwood LLC through DARR Emtec LLC. Mr. Desai is the sole member of DARR Westwood LLC and may be deemed to have beneficial ownership over the shares in DARR Emtec LLC beneficially owned by DARR Westwood LLC, however, Mr.Desai disclaims beneficial ownership of the shares except to the extent of his pecuniary interest. Also includes 114,919 shares of restricted stock granted on November 3, 2006 which vest over a four year period.
(4)	Includes 1,905,622 shares owned by Margaret Mary Grabel, Mr. Grabel’s spouse. Mr. Grabel disclaims any beneficial ownership in these shares. Also includes 100,806 shares of restricted stock granted on February 5, 2007 which vest over a four year period.
(5)	Owned jointly with Rosemary Howlett, Mr. Howlett’s spouse.
(6)	Excludes 332,858 shares owned by Carla Seitz, Mr. Seitz’s spouse. Mr. Seitz disclaims any beneficial interest in these shares. Also includes 100,806 shares of restricted stock granted on February 5, 2007 which vest over a four year period.
(7)	Includes 329,761 shares issuable upon exercise of a warrant equal to 2% of outstanding common stock of the Company.
(8)	Excludes 453,571 shares owned by Ronald A. Seitz, Mrs. Seitz’s spouse. Mrs. Seitz disclaims any beneficial ownership in these shares.
(9)	Includes 600,000 shares held by DARR Emtec LLC in which Mr. McAdams is a member and 80,645 shares of restricted stock granted on November 3, 2006 which vest over a four year period.
(10)	Includes 50,000 shares issuable upon exercise of options.
(11)	Includes 40,000 shares issuable upon exercise of options.
(12)	Includes 43,548 shares of restricted stock granted on November 3, 2006 which vest over a four year period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has a policy that the Audit Committee review any transaction in which the Company and its directors, executive officers or their immediate family members are participants to determine whether a related person has a direct or indirect material interest. The Audit Committee is responsible for reviewing and, if appropriate, approving or ratifying any such related party transaction. This policy is evidenced in the Audit Committee’s written charter and has been further communicated orally by the Board.

In determining whether to approve, disapprove or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable to the Company than terms that would otherwise be generally available to the Company if the transaction was entered into under the same or similar circumstances with a party unaffiliated with the Company and (ii) the extent of the interest of the related party in the transaction.

Below are the related party transactions which occurred during the fiscal year ended August 31, 2007. All such related party transactions have been approved or ratified by the Company’s Audit Committee or are pursuant to contractual arrangements entered into by Darr Westwood Technology Corporation (“Darr”) prior to its merger with the Company in 2005.

We occupy approximately 43,000 square feet of office and warehouse space in Springfield, New Jersey. This space is leased from Westwood Property Holdings, LLC, in which Mr. Keith Grabel, one of our directors and an executive officer, Mrs. Mary Margaret Grabel, spouse of our director and an officer, and Mr. David Micales, our Vice President of Operations are members. The lease term is through April 2009 with monthly base rent of $15,000.

We occupy approximately 21,000 square feet of office and warehouse space in a 70,000 square foot building in Suwannee, Georgia. This space is leased from GS&T Properties, LLC, in which Messrs. John Howlett and Ronald Seitz, each an executive officer of our company, are passive investors, each owning an approximate 10% equity interest. The lease term is through November 2009 with monthly base rent of $12,500.

Other Agreements

Subordinated Note held by Darr Westwood LLC. Emtec Federal issued a promissory note dated April 16, 2004 to Darr Westwood LLC, a Delaware limited liability company, of which Mr. Desai is the sole member, or permitted assigns, whereby Emtec Federal promises to pay to the holder of such note the principal sum of $750,000. Interest on the unpaid balance of the principal amount of the note is calculated at a floating rate per month equal to the prime rate as published in the Wall Street Journal under “Money Rates” plus four percent (4%), up to a maximum of ten percent (10%). The note reaches maturity on April 16, 2009. Until that date, Emtec Federal must pay to the holder of the note (i) $194,482 on April 16, 2007, (ii) $323,859 on April 16, 2008, and (iii) $231,659 on April 16, 2009, the date the note matures. Accrued interest from April 16, 2004, until March 28, 2007, was due on March 28, 2007. Accrued interest from March 28, 2007 until March 28, 2008 is due on March 28, 2008. Accrued interest from March 28, 2008 until April 16, 2009 is due on April 16, 2009. In addition, the holder of the note is entitled to a quarterly revenue participation fee of 0.0875% of the gross revenue of Emtec Federal, subject to annual adjustments, total payments are capped at $120,000 per year.

Subordinated Note held by Four Kings Management LLC. Emtec Federal issued a promissory note dated April 16, 2004 to Four Kings Management LLC, a Delaware limited liability company, which is an affiliate of Keith Grabel, or permitted assigns, whereby it promises to pay to the holder of such note the principal sum of $750,000. Interest on the unpaid balance of the principal amount of the note is calculated at a floating rate per month equal to the prime rate as published in the Wall Street Journal under “Money Rates” plus four percent (4%), up to a maximum of ten percent (10%). The note reaches maturity on April 16, 2009. Until that date, Emtec Federal must pay to the holder of the note a principal monthly repayment beginning on May 16, 2005 of $9,000 until the note has matured. Interest is payable on the last business day of each month beginning on April 30, 2004. In addition, the holder of the note is entitled to a quarterly revenue participation fee of 0.0875% of the gross revenue of Emtec Federal, subject to annual adjustments, total payments are capped at $120,000 per year.

8% Subordinated Promissory Note held by Darr Westwood LLC. In connection with our 2005 merger with Darr and in exchange for certain preferred stock in Darr held by Darr Westwood LLC, Darr issued a promissory note dated August 5, 2005 to Darr Westwood LLC whereby it promises to pay to the holder of such note the principal sum of $1,102,794. Interest on the unpaid balance of the principal amount of the note is payable at a rate of eight percent (8%) per annum. The note matures on April 16, 2009. Principal on the note is due in a single payment on the maturity date. Interest is payable annually beginning on August 5, 2008.

5% Subordinated Note payable to Keith Grabel. On February 5, 2007 in connection with the entry into an amended and restated employment agreement with Mr. Grabel, Emtec Federal issued a subordinated promissory note to Keith Grabel in the principal amount of $671,300. Interest on the unpaid principal balance of the note is payable at a rate of five percent (5%) per annum. The note reaches maturity on April 16, 2009. Until that date, Emtec Federal must monthly pay to Mr. Grabel 3.70% of the principal amount and all interest then accrued and unpaid on the note. The Company has guaranteed payment of all amounts due under the note pursuant to a guaranty dated February 5, 2007.

5% Subordinated Note payable to Mary Margaret Grabel. On February 5, 2007 in connection with the entry into an amended and restated employment agreement with Ms. Grabel, Emtec Federal issued a subordinated promissory note to Mary Margaret Grabel in the principal amount of $655,600. Interest on the unpaid principal balance of the note is payable at a rate of five percent (5%) per annum. The note reaches maturity on April 16, 2009. Until that date, Emtec Federal must monthly pay to Ms. Grabel 3.70% of the principal amount and all interest then accrued and unpaid on the note. The Company has guaranteed payment of all amounts due under the note pursuant to a guaranty dated February 5, 2007.

5% Subordinated Note payable to DARR Global Holdings, Inc. On February 5, 2007 in connection with the termination of a Management Services Agreement between it and DARR Global Holdings, Inc. (“DARR Global”), Emtec Federal issued a subordinated promissory note to DARR Global. The principal amount of the note is $1,002,900, and interest on the unpaid principal amount is payable at a rate of five percent (5%) per annum. Emtec Federal must repay the note at a rate of $250,000 per annum in monthly principal payments of

$20,833 and all interest then accrued and unpaid on the note. However, if either (i) the Company achieves a defined EBITDA target or (ii) all amounts due under the notes issued to Mr. Grabel, Ms. Grabel and Four Kings Management LLC are paid in full, then Emtec Federal must repay the note at a rate of $350,000 per annum. The Company has guaranteed payment of all amounts due under the note pursuant to a guaranty dated February 5, 2007.

Family Relationships

Mary Margaret Grabel, the spouse of Keith Grabel, is an employee of Emtec Federal and is the owner of approximately fifteen percent (15%) of our outstanding Common Stock. There are no other family relationships among our director or officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the Securities and Exchange Commission require the Company to disclose late filings of stock transaction reports by its executive officers and directors and by certain beneficial owners of the Company’s common stock. Based on our records and other information, except as provided below, we believe that each of our executive officers, directors and certain beneficial owners of the Company’s common stock complied with all Section 16(a) filing requirements applicable to them during fiscal 2007. Messrs. Desai, Donnelly, McAdams, Seitz, Grabel and Bhatt each filed one late Form 4 during the fiscal year ended August 31, 2007.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Under SEC rules, qualified stockholders intending to present a proposal at the 2008 Annual Meeting and have it included in our proxy statement must submit the proposal in writing to Stephen C. Donnelly, Chief Financial Officer, Emtec, Inc., 525 Lincoln Drive, 5 Greentree Center, Suite 117, Marlton, New Jersey 08053. We must receive the proposal no later than October 15, 2008, and the proposal must comply in all other respects with applicable rules and regulations of the SEC relating to such inclusion.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing as follows: Secretary, 525 Lincoln Drive, 5 Greentree Center, Suite 117, Marlton, New Jersey 08619; Telephone: 856-304-4030. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER MATTERS

The Board of Directors knows of no other matter that may be presented for Stockholders’ action at the Annual Meeting, but if other matters do properly come before the Annual Meeting, or if any of the persons named above to serve as Directors are unable to serve, it is intended that the persons named in the proxy statement or their substitutes will vote on such matters and for other nominees in accordance with their best judgment.

The Company filed its Annual Report on Form 10-K for the year ended August 31, 2007 with the Securities and Exchange Commission on November 29, 2007. A copy of the Annual Report, including the financial statements and schedules thereto and a list describing all the exhibits not contained therein, may be obtained without charge by any Stockholder. Requests for copies of the Annual Report should be sent to: Sam Bhatt, Secretary, 525 Lincoln Drive, 5 Greentree Center, Suite 117, Marlton, New Jersey 08619.

By Order of the Board of Directors

/s/ Sam Bhatt
Sam Bhatt
Corporate Secretary